Contact:	Marc Grossman	Atish Shah
	Sr. VP — Corporate Affairs	VP — Investor Relations
	Hilton Hotels Corporation	Hilton Hotels Corporation
	(310) 205-4030 phone	(310) 205-8664 phone
	marc_grossman@hilton.com	atish_shah@hilton.com

HILTON REPORTS STRONG FOURTH QUARTER, FISCAL 2006 RESULTS

Beverly Hills, Calif., January 31, 2007 — Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the fourth quarter and fiscal year ended December 31, 2006.  Fourth quarter highlights compared to fourth quarter 2005 are as follows:

•                                          Diluted EPS of $.50 vs. $.26 in 2005, an increase of 92%.

•                                          Total company Adjusted EBITDA of $485 million, up 78%.

•                                          Pro forma worldwide comparable owned RevPAR increased 10.7% driven by strong rate increases and high demand in most major markets.  Pro forma worldwide comparable owned margins improved 90 basis points.

•                                          Fees up 60% to $182 million on strong RevPAR and unit growth, the favorable impact of the Hilton International acquisition and a one-time termination fee.

•                                          Timeshare profitability up 11%.

Hilton reported fourth quarter 2006 net income of $207 million compared with $105 million in the 2005 quarter.  Diluted net income per share was $.50 in the 2006 fourth quarter, versus $.26 in the 2005 period.

In total, non-recurring items benefited the 2006 quarter by approximately $.11 per share as follows:

•                                          $11 million pre-tax benefit ($.02 per share) from contract termination fees related to the sale of a joint-venture hotel;

•                                          $14 million pre-tax gain ($.02 per share) on foreign currency transactions;

•                                          $6 million benefit ($.01 per share) to the tax provision related to a prior year’s tax return;

•                                          $36 million pre-tax gain ($.06 per share) on asset sales and other items, including a $22 million pre-tax gain from the sale of a joint-venture hotel in which the company had a minority interest.

Additionally, fourth quarter results included a revision to the full year effective tax rate primarily due to higher than expected utilization of foreign tax credits against the company’s U.S. income tax liability. This revision benefited fourth quarter results by $31 million or $.07 per share.  In the 2005 fourth quarter, non-recurring items benefited results by $.04 per share.

The company reported fourth quarter 2006 total operating income of $358 million (an 85 percent increase from the 2005 quarter,) on total revenue of $2.232 billion (a 106 percent increase from $1.083 billion in the 2005 quarter.)  Total company earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) were $485 million, an increase of 78 percent from $273 million in the 2005 quarter.

System-wide RevPAR; Management/Franchise Fees

All of the company’s brands reported significant system-wide revenue-per-available-room (RevPAR) increases, with particularly strong gains in average daily rate (ADR.)  On a system-wide basis (including owned, leased, managed and franchised properties) and pro forma as if the acquisition of Hilton International (HI) had occurred January 1, 2005, the company’s brands showed fourth quarter RevPAR gains as follows: Scandic, 18.1 percent; Conrad, 15.8 percent; Hilton, 12.2 percent; Embassy Suites, 9.9 percent; Doubletree, 9.7 percent; Hampton, 9.0 percent; Hilton Garden Inn, 8.1 percent; and Homewood Suites by Hilton, 6.9 percent.

Management and franchise fees increased 60 percent in the fourth quarter to $182 million, benefiting from RevPAR gains, the addition of new units, and the acquisition of HI.  Fees in the quarter also include a one-time $11 million management contract termination fee related to a joint-venture hotel.  The property was sold and converted to a franchised hotel during the quarter.

Owned Hotel Results

Continued strong demand trends and pricing power resulted in high single digit or double digit ADR increases at many of the company’s gateway hotels around the world.  Business transient, group and leisure segments each showed significant ADR improvement.

Across all brands, revenue from the company’s owned hotels (majority owned and controlled hotels) was $683 million in the fourth quarter 2006, a 39 percent increase from $490 million in the 2005 quarter.  Total owned hotel expenses were up 34 percent in the quarter to $459 million.

Comparable North America (N.A.) owned revenue and expenses increased 10.7 percent and 9.2 percent, respectively.  Expenses were impacted by higher insurance and marketing costs.

RevPAR from comparable N.A. owned hotels increased 10.2 percent (91 percent rate driven.)  Comparable N.A. owned hotel occupancy increased 0.7 points to 76.3 percent, while ADR increased 9.2 percent to $220.77.  Particularly strong RevPAR growth was reported at the company’s owned hotels in Chicago, New York, San Francisco and Phoenix.  Results also benefited from higher food and beverage revenue and profits in the quarter.  Comparable N.A. owned hotel margins in the fourth quarter increased 90 basis points to 33.4 percent.  The aforementioned higher insurance and marketing costs impacted margins by approximately 120 basis points.  Renovation activity at the Waldorf=Astoria, Hilton New York and Hilton Hawaiian Village did not significantly impact results during the fourth quarter.

On a pro forma basis, as if the acquisition of HI had occurred January 1, 2005, comparable international owned revenue and expenses increased 9.7 percent and 8.7 percent, respectively.  Pro forma RevPAR from international comparable owned hotels increased 12.8 percent (92 percent rate driven.)  Occupancy increased 0.7 points to 68.9 percent, while ADR increased 11.7 percent to $147.34.  Strong results were reported in Barcelona, Brussels, Sao Paulo and Zurich.  Excluding the impact of foreign exchange, RevPAR from international comparable owned hotels increased 6.0 percent.  Pro forma comparable international owned margins improved 70 basis points to 26.5 percent.

On a worldwide basis, pro forma comparable owned RevPAR increased 10.7 percent (91 percent rate driven,) with margins increasing 90 basis points to 31.8 percent.  Excluding the impact of foreign exchange, worldwide pro forma comparable owned RevPAR increased 9.2 percent.

Leased Hotels

Revenue from leased hotels was $731 million in the fourth quarter 2006 compared to $24 million in the 2005 quarter, while leased hotel expenses were $605 million in the current quarter versus $22 million last year.  The EBITDAR-to-rent coverage ratio was 1.9 times in the quarter.

Pro forma comparable leased revenue increased 14.0 percent, leased expenses increased 11.6 percent and margins increased 170 basis points to 17.0 percent.  RevPAR from comparable leased properties increased 17.4 percent.  Excluding the impact of foreign exchange, RevPAR from comparable leased hotels increased 9.9 percent.  Strong results were reported at the company’s leased hotels in London, Amsterdam, Paris, and across Germany and the Nordic region.

Hilton Grand Vacations

Hilton Grand Vacations Company (HGVC,) the company’s vacation ownership business, reported an 11 percent increase in profitability in the fourth quarter of 2006 compared to 2005, due primarily to increased financing income.  Although average unit sales prices increased 15 percent and unit sales increased 8 percent, percentage-of-completion accounting negatively impacted the reported results.

HGVC had fourth quarter revenue of $142 million, a 9 percent increase from $130 million in the 2005 quarter.  Expenses were $121 million in the fourth quarter, compared with $111 million in the 2005 period.

Brand Development/Unit Growth

In the fourth quarter, the company added 59 properties and 9,040 rooms to its system as follows: Hilton Garden Inn, 18 hotels and 2,616 rooms; Hampton Inn, 21 hotels and 1,980 rooms; Embassy Suites, 5 hotels and 1,384 suites; Hilton, 4 hotels and 1,136 rooms; Homewood Suites by Hilton, 8 hotels and 885 suites; Doubletree, 2 hotels and 438 rooms; and other, 1 hotel and 601 rooms.

Nineteen properties and 4,066 rooms were removed from the system during the quarter.

During the fourth quarter, the company added new full-service hotels in Boston, Chicago, Mexico City, Tampa, Honolulu, Kauai, and Manchester, U.K.  The company also added the Qasr Al Sharq in Jeddah, Saudi Arabia to the Waldorf=Astoria Collection.  In addition, the company opened new Hilton Garden Inns in Florence and Rome, Italy.

During the quarter, the company announced plans to form a joint venture with DLF Limited to develop hotel properties and serviced apartments in India.  The joint-venture company plans to develop and own 50-75 midscale and extended-stay hotels over the next seven years.  The company also announced an agreement to develop and franchise an initial 25 Hilton Garden Inns in Beijing, Shanghai and Tianjin, China to Deutsche Asset Management and HQ Asia Pacific.  The company also announced that it has signed a management agreement for a new Conrad in Koh Samui, Thailand scheduled to open in 2008.

At December 31, 2006, the Hilton worldwide system consisted of 2,935 properties and 501,478 rooms.  The company’s current development pipeline is its biggest yet, and the largest for any U.S.-based hotel company, with more than 775 hotels and 110,000 rooms at December 31, 2006.  Approximately 90 percent of the hotels in the current development pipeline are in the Americas (U.S., Canada, Mexico and South America,) though international development is expected to comprise an increasingly larger percentage of the company’s development pipeline over the next few years.

Asset Dispositions

Hilton noted that the sale processes continue for the Scandic portfolio, 10 hotels in Continental Europe, the Hilton Caledonian in Scotland, and six properties in the U.S.  First or second round bids have been received for 14 of the 17 properties for sale and Scandic.

As previously announced, during the fourth quarter the company completed the sale of two hotels located in the U.K., the 1,054-room Hilton London Metropole and the 794-room Hilton Birmingham Metropole, for £417 million.

Corporate Finance

At December 31, 2006, Hilton had total debt of $6.97 billion (net of approximately $500 million of debt and capital lease obligations resulting from the consolidation of certain joint-venture entities and a managed hotel, which are non-recourse to Hilton,) a reduction of approximately $860 million from September 30, 2006.  Of the $6.97 billion, approximately 53 percent is floating rate debt.  Total cash and equivalents (including restricted cash of approximately $293 million) were approximately $420 million at December 31, 2006.

The company’s average basic and diluted share counts for the fourth quarter were 387 million and 422 million, respectively.  Hilton’s debt currently has an average life of 6.1 years, at an average cost of approximately 6.6 percent.

Hilton’s effective tax rate in the fourth quarter 2006 was 22.5 percent.   As previously noted, the fourth quarter effective tax rate benefited from a higher than expected utilization of full-year 2006 foreign tax credits and a non-recurring item related to the prior year’s tax return.

Total capital expenditures in the fourth quarter were approximately $300 million, including $40 million for timeshare development.

Full-Year Results

For full-year 2006, Hilton reported net income of $572 million, compared to $460 million in 2005.  Diluted net income per share was $1.39 versus $1.13 in 2005.  Non-recurring items benefited the 2006 full-year period by $.18 per share, versus $.28 per share in 2005.  On a recurring basis (including the full year impact of a lower effective tax rate due to higher than expected utilization of foreign tax credits,) EPS was $1.21 versus $.85 in 2005, an increase of 42 percent.  Total company operating income was $1.274 billion in 2006 (compared with $805 million in 2005) on revenue of $8.162 billion (compared with $4.437 billion in 2005.)  Total company Adjusted EBITDA was $1.742 billion, a 53 percent increase from $1.140 billion in 2005.   Management and franchise fees were $684 million, a 51% increase from $452 million in 2005.  Timeshare profitability was up 19% versus 2005.  The company added 223 hotels and 35,970 rooms in 2006.

2007 Outlook

The company provided the following updated estimates for full-year 2007, which excludes the impact of any future asset sales, share repurchases, or other potential significant transactions:

Total revenue:	$8.885 to $9.050 billion
Total Adjusted EBITDA:	$1.79 to $1.85 billion
Total operating income:	$1.27 to $1.33 billion
Pro forma comparable worldwide owned RevPAR growth:	Approx. 9-11%
Pro forma comparable worldwide owned margin growth:	125-175 bps
Pro forma comparable leased RevPAR growth:	Approx. 8-10%
Pro forma comparable leased margin growth:	30-70 bps
Management and franchise fee growth:	Approx. 14-16%

Timeshare profitability
(impacted by percentage-of-completion accounting):	Approx. 20-25% decrease
Effective tax rate:	Approx. 33%
Diluted earnings per share (recurring):	Approx. $1.20 - $1.30
Average diluted shares (YE 2007):	Approx. 426 million

The 2007 guidance includes incremental operating and corporate costs associated with international growth and development activities and technology initiatives.  The guidance also includes cost increases related to stock compensation, including incremental costs from extending the company’s equity compensation plans to international employees.  The 2007 effective tax rate guidance assumes full utilization of available foreign tax credits.

As previously communicated, 2007 diluted EPS guidance includes the following two items which combine to adversely impact diluted EPS growth by a total of $.14 per share:

•                  The company’s timeshare business is expected to be negatively impacted, from a reporting standpoint, by percentage-of-completion accounting associated with new projects.  The net change attributable to percentage-of-completion accounting between 2006 and 2007 is expected to total approximately $60 million pre-tax, or $.09 per share.  The company expects the impact of percentage-of-completion accounting on 2007 results to reverse in 2008.

•                  Reported earnings growth in 2007 is expected to be impacted by the timing of the HI acquisition.  Results in 2006 include HI from the February 23, 2006 acquisition date.  Had the acquisition been completed on January 1, 2006, expected full-year 2006 results would have been reduced by approximately $.05 per share.  During the period January 1 to February 23, 2006 HI’s pro forma fixed costs significantly exceeded its operating performance due to the seasonally weak business environment of the period.

Total capital spending in 2007 is expected to be approximately $985 million as follows:  approximately $320 million for routine improvements and technology, approximately $315 million for timeshare projects and approximately $350 million for hotel renovation, special projects, and hotel investments.  To the extent the company completes additional asset sales, capital expenditures would be expected to decrease.

The company expects to add approximately 255 hotels and 35,000 rooms to its system in 2007.

Stephen F. Bollenbach, co-chairman and chief executive officer of Hilton Hotels Corporation, said: “A historic and successful year that began with our acquisition of Hilton International ended with another strong quarter, highlighted by excellent RevPAR growth both domestically and internationally, and significant progress in introducing our brands to new markets around the world.  We are particularly excited about the agreements we signed with respected partners to develop Hilton Garden Inns and other Hilton Family brands in India and China.  These agreements lay the foundation for our global growth going forward.

“With our market leading presence in such robust markets as New York City, Chicago, Hawaii and London; a domestic and international development pipeline that guarantees rapid growth, and strong demand for our timeshare properties, the elements are in place for continued solid operating results in 2007.”

Mr. Bollenbach concluded: “We expect that the operational, development, marketing and financial plans we have in place for 2007 will further enhance our industry-leading position.”

#  #  #

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; changes in foreign currency exchange rates; acquisition and disposition of assets; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.  Although we believe the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained and caution you not to place undue reliance on such statements.  We undertake no obligation to publicly update or revise any forward-looking statements to reflect current or future events or circumstances.

HILTON HOTELS CORPORATION
Financial Highlights (Unaudited)
(in millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2005	2006	% Change	2005	2006	% Change
Revenue
Owned hotels	$490	$683	39%	$2,049	$2,521	23%
Leased hotels	24	731	—	111	2,347	—
Management and franchise fees	114	182	60	452	684	51
Timeshare and other income	149	161	8	606	767	27
	777	1,757	126	3,218	6,319	96
Other revenue from managed and franchised properties	306	475	55	1,219	1,843	51
	1,083	2,232	106	4,437	8,162	84
Expenses
Owned hotels	342	459	34	1,459	1,780	22
Leased hotels	22	605	—	99	1,985	—
Depreciation and amortization	71	120	69	299	441	47
Impairment loss and related costs	—	—	—	7	—	—
Other operating expenses	131	191	46	497	736	48
Corporate expense	28	41	46	103	171	66
	594	1,416	138	2,464	5,113	108
Other expenses from managed and franchised properties	305	472	55	1,212	1,832	51
	899	1,888	110	3,676	6,945	89

Operating income from unconsolidated affiliates	9	14	56	44	57	30

Operating income	193	358	85	805	1,274	58

Interest and dividend income	18	5	(72)	32	27	(16)
Interest expense	(63)	(127)	102	(259)	(498)	92
Net interest from unconsolidated affiliates and
non-controlled interests	(7)	(11)	57	(26)	(45)	73
Net gain on foreign currency transactions	—	14	—	—	24	—
Net gain on asset dispositions and other	27	36	33	103	72	(30)
Loss from non-operating affiliates	(4)	(4)	—	(17)	(16)	(6)
Income before taxes and minority and non-controlled interests	164	271	65	638	838	31
Provision for income taxes	(58)	(61)	5	(166)	(259)	56
Minority and non-controlled interests, net	(1)	(3)	—	(12)	(7)	(42)
Net income	$105	$207	97%	$460	$572	24%

Net income per share (1)
Basic	$.28	$.53	89%	$1.20	$1.49	24%
Diluted	$.26	$.50	92%	$1.13	$1.39	23%

Average shares - basic	382	387	1%	383	385	1%
Average shares - diluted	415	422	2%	417	420	1%

(1)             EPS for the twelve month periods differs from the sum of quarterly EPS amounts due to the required method of computing EPS in the respective periods.

HILTON HOTELS CORPORATION
Comparable Owned Statistics (1)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2005	2006	Change		2005	2006	Change
Worldwide - 57 Hotels
Hilton
Occupancy	73.6%	74.3%	0.7	pts	75.9%	76.6%	0.7	pts
Average Rate	$192.44	$210.58	9.4%		$177.22	$191.05	7.8%
RevPAR	$141.72	$156.48	10.4%		$134.57	$146.35	8.8%
All Other
Occupancy	71.6%	72.2%	0.6	pts	74.3%	75.3%	1.0	pts
Average Rate	$107.91	$122.52	13.5%		$112.45	$121.68	8.2%
RevPAR	$77.31	$88.42	14.4%		$83.52	$91.63	9.7%
Total
Occupancy	73.4%	74.0%	0.6	pts	75.7%	76.4%	0.7	pts
Average Rate	$182.42	$200.13	9.7%		$169.48	$182.73	7.8%
RevPAR	$133.90	$148.19	10.7%		$128.35	$139.68	8.8%

North America - 25 Hotels
Hilton
Occupancy	76.5%	77.2%	0.7	pts	79.3%	79.3%	—	pts
Average Rate	$213.05	$232.41	9.1%		$191.40	$208.18	8.8%
RevPAR	$163.05	$179.32	10.0%		$151.85	$165.03	8.7%
All Other
Occupancy	69.5%	70.3%	0.8	pts	73.2%	74.6%	1.4	pts
Average Rate	$120.58	$135.01	12.0%		$125.00	$135.54	8.4%
RevPAR	$83.85	$94.92	13.2%		$91.45	$101.06	10.5%
Total
Occupancy	75.6%	76.3%	0.7	pts	78.5%	78.7%	0.2	pts
Average Rate	$202.08	$220.77	9.2%		$183.41	$199.24	8.6%
RevPAR	$152.83	$168.37	10.2%		$144.05	$156.73	8.8%

International - 32 Hotels
Hilton
Occupancy	67.1%	67.9%	0.8	pts	68.2%	70.6%	2.4	pts
Average Rate	$139.46	$154.94	11.1%		$139.58	$147.94	6.0%
RevPAR	$93.64	$105.24	12.4%		$95.15	$104.45	9.8%
All Other
Occupancy	77.7%	77.5%	(0.2)	pts	77.5%	77.4%	(0.1)	pts
Average Rate	$75.16	$89.78	19.5%		$78.20	$83.12	6.3%
RevPAR	$58.42	$69.60	19.1%		$60.59	$64.37	6.2%
Total
Occupancy	68.2%	68.9%	0.7	pts	69.1%	71.3%	2.2	pts
Average Rate	$131.87	$147.34	11.7%		$132.38	$140.64	6.2%
RevPAR	$89.99	$101.55	12.8%		$91.53	$100.30	9.6%

(1)             Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005. Includes hotels owned as of December 31, 2006 which were owned by HHC or HI since January 1, 2005. Excludes the Company’s owned hotels in New Orleans.

HILTON HOTELS CORPORATION
Comparable Leased Statistics (1)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2005	2006	Change		2005	2006	Change
Worldwide - 196 Hotels
Hilton
Occupancy	70.8%	71.8%	1.0	pts	71.3%	73.4%	2.1	pts
Average Rate	$142.94	$165.33	15.7%		$145.74	$156.62	7.5%
RevPAR	$101.26	$118.64	17.2%		$103.92	$115.01	10.7%

Scandic
Occupancy	62.2%	63.3%	1.1	pts	63.8%	64.9%	1.1	pts
Average Rate	$102.92	$119.41	16.0%		$105.22	$110.25	4.8%
RevPAR	$64.06	$75.55	17.9%		$67.16	$71.52	6.5%

All Other
Occupancy	66.3%	70.1%	3.8	pts	74.4%	76.4%	2.0	pts
Average Rate	$115.88	$132.60	14.4%		$116.44	$129.16	10.9%
RevPAR	$76.87	$92.97	20.9%		$86.60	$98.65	13.9%

Total
Occupancy	66.8%	67.8%	1.0	pts	68.0%	69.7%	1.7	pts
Average Rate	$125.09	$144.58	15.6%		$127.34	$135.87	6.7%
RevPAR	$83.54	$98.07	17.4%		$86.65	$94.63	9.2%

(1)             Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005.  Includes hotels leased as of December 31, 2006 which were leased by HHC or HI since January 1, 2005.

HILTON HOTELS CORPORATION
Comparable Systemwide Statistics (1)
Regional Summary

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2005	2006	Change		2005	2006	Change
North America (US & Canada)
Occupancy	67.5%	68.2%	0.7	pts	71.8%	72.8%	1.0	pts
Average Rate	$113.96	$122.92	7.9%		$111.61	$120.56	8.0%
RevPAR	$76.92	$83.87	9.0%		$80.16	$87.77	9.5%

United Kingdom & Ireland
Occupancy	74.2%	75.1%	0.9	pts	74.2%	77.1%	2.9	pts
Average Rate	$156.52	$182.72	16.7%		$158.63	$169.92	7.1%
RevPAR	$116.10	$137.21	18.2%		$117.70	$130.98	11.3%

Continental Europe
Occupancy	66.8%	68.2%	1.4	pts	67.5%	69.0%	1.5	pts
Average Rate	$146.20	$166.46	13.9%		$150.00	$161.27	7.5%
RevPAR	$97.70	$113.47	16.1%		$101.27	$111.29	9.9%

Africa
Occupancy	67.5%	74.2%	6.7	pts	66.0%	71.3%	5.3	pts
Average Rate	$124.16	$142.95	15.1%		$122.87	$133.52	8.7%
RevPAR	$83.81	$106.02	26.5%		$81.13	$95.16	17.3%

Middle East
Occupancy	72.3%	72.1%	(0.2	)pts	75.7%	72.7%	(3.0	)pts
Average Rate	$118.38	$138.02	16.6%		$103.26	$115.84	12.2%
RevPAR	$85.54	$99.50	16.3%		$78.12	$84.24	7.8%

Asia Pacific
Occupancy	78.9%	79.1%	0.2	pts	77.4%	77.3%	(0.1	)pts
Average Rate	$127.09	$142.99	12.5%		$125.16	$132.65	6.0%
RevPAR	$100.28	$113.09	12.8%		$96.93	$102.57	5.8%

Latin America & Caribbean
Occupancy	66.3%	68.9%	2.6	pts	68.8%	71.4%	2.6	pts
Average Rate	$117.27	$130.53	11.3%		$116.60	$128.03	9.8%
RevPAR	$77.75	$89.98	15.7%		$80.25	$91.47	14.0%

Nordic
Occupancy	62.6%	63.7%	1.1	pts	64.1%	65.3%	1.2	pts
Average Rate	$106.19	$123.56	16.4%		$108.85	$114.17	4.9%
RevPAR	$66.42	$78.73	18.5%		$69.82	$74.57	6.8%

Total
Occupancy	67.9%	68.7%	0.8	pts	71.4%	72.5%	1.1	pts
Average Rate	$117.52	$128.80	9.6%		$115.43	$124.58	7.9%
RevPAR	$79.73	$88.48	11.0%		$82.46	$90.27	9.5%

(1)             Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005.  Includes hotels in the system as of December 31, 2006 which were in the system of HHC or HI since January 1, 2005.  Excludes the Company’s owned hotels in New Orleans.  Excludes data for HI franchise hotels.

HILTON HOTELS CORPORATION
Comparable Systemwide Statistics (1)
Brand Summary

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2005	2006	Change		2005	2006	Change
Hilton
Occupancy	69.4%	70.1%	0.7	pts	71.8%	72.8%	1.0	pts
Average Rate	$142.35	$158.10	11.1%		$138.55	$149.86	8.2%
RevPAR	$98.79	$110.83	12.2%		$99.50	$109.11	9.7%

Hilton Garden Inn
Occupancy	65.8%	66.7%	0.9		70.0%	71.4%	1.4	pts
Average Rate	$103.80	$110.74	6.7%		$103.89	$111.34	7.2%
RevPAR	$68.33	$73.85	8.1%		$72.70	$79.55	9.4%

Doubletree
Occupancy	66.1%	66.4%	0.3	pts	70.4%	71.6%	1.2	pts
Average Rate	$116.65	$127.29	9.1%		$112.58	$122.32	8.7%
RevPAR	$77.12	$84.57	9.7%		$79.30	$87.60	10.5%

Embassy Suites
Occupancy	69.2%	70.7%	1.5		73.8%	74.9%	1.1	pts
Average Rate	$130.44	$140.30	7.6%		$129.93	$140.18	7.9%
RevPAR	$90.25	$99.19	9.9%		$95.85	$105.05	9.6%

Homewood Suites by Hilton
Occupancy	71.4%	71.5%	0.1	pts	75.2%	75.8%	0.6	pts
Average Rate	$101.60	$108.41	6.7%		$101.31	$108.31	6.9%
RevPAR	$72.50	$77.49	6.9%		$76.19	$82.14	7.8%

Hampton
Occupancy	66.9%	67.8%	0.9	pts	71.6%	72.5%	0.9	pts
Average Rate	$88.05	$94.68	7.5%		$87.80	$94.69	7.8%
RevPAR	$58.91	$64.20	9.0%		$62.87	$68.66	9.2%

Scandic
Occupancy	62.4%	63.5%	1.1	pts	64.0%	65.1%	1.1	pts
Average Rate	$102.50	$119.00	16.1%		$104.86	$109.92	4.8%
RevPAR	$64.00	$75.58	18.1%		$67.11	$71.58	6.7%

Conrad
Occupancy	67.6%	69.7%	2.1	pts	70.4%	69.6%	(0.8	)pts
Average Rate	$161.37	$181.28	12.3%		$153.35	$173.75	13.3%
RevPAR	$109.10	$126.30	15.8%		$107.90	$120.94	12.1%

Other
Occupancy	73.9%	77.6%	3.7	pts	75.2%	79.5%	4.3	pts
Average Rate	$139.60	$158.16	13.3%		$132.99	$145.13	9.1%
RevPAR	$103.22	$122.72	18.9%		$99.98	$115.36	15.4%

Total
Occupancy	67.9%	68.7%	0.8	pts	71.4%	72.5%	1.1	pts
Average Rate	$117.52	$128.80	9.6%		$115.43	$124.58	7.9%
RevPAR	$79.73	$88.48	11.0%		$82.46	$90.27	9.5%

(1)             Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005.  Includes hotels in the system as of December 31, 2006 which were in the system of HHC or HI since January 1, 2005.  Excludes the Company’s owned hotels in New Orleans.  Excludes data for HI franchise hotels.

HILTON HOTELS CORPORATION
Supplementary Statistical Information (1)

	December				Change to
	2005		2006		December 2005
	Number of		Number of		Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	57	32,369	47	26,347	(10)	(6,022)
Leased	79	23,460	80	23,798	1	338
Joint Venture	16	6,844	14	6,156	(2)	(688)
Managed	137	47,709	152	56,633	15	8,924
Franchised	193	54,784	205	59,671	12	4,887
	482	165,166	498	172,605	16	7,439
Hilton Garden Inn
Owned	1	162	1	162	—	—
Joint Venture	1	128	1	128	—	—
Managed	7	886	7	886	—	—
Franchised	250	34,347	293	40,493	43	6,146
	259	35,523	302	41,669	43	6,146
Doubletree
Owned	3	1,349	3	1,349	—	—
Leased	5	1,746	4	1,554	(1)	(192)
Joint Venture	14	4,306	12	3,761	(2)	(545)
Managed	30	8,060	27	7,487	(3)	(573)
Franchised	108	26,707	127	30,968	19	4,261
	160	42,168	173	45,119	13	2,951
Embassy Suites
Owned	3	663	3	664	—	1
Joint Venture	25	6,586	23	5,788	(2)	(798)
Managed	56	14,832	56	14,918	—	86
Franchised	98	22,348	103	23,802	5	1,454
	182	44,429	185	45,172	3	743
Homewood Suites by Hilton
Owned	1	140	1	140	—	—
Managed	41	4,706	41	4,706	—	—
Franchised	122	13,287	150	16,295	28	3,008
	164	18,133	192	21,141	28	3,008
Hampton
Owned	1	133	1	133	—	—
Managed	34	4,453	34	4,447	—	(6)
Franchised	1,301	129,535	1,357	133,907	56	4,372
	1,336	134,121	1,392	138,487	56	4,366
Scandic
Owned	1	325	3	528	2	203
Leased	121	21,405	118	21,182	(3)	(223)
Managed	3	429	3	429	—	—
Franchised	5	715	5	669	—	(46)
	130	22,874	129	22,808	(1)	(66)
Conrad
Joint Venture	3	1,395	3	1,399	—	4
Managed	12	3,660	12	3,753	—	93
	15	5,055	15	5,152	—	97
Other
Owned	2	630	1	324	(1)	(306)
Leased	2	666	1	129	(1)	(537)
Managed	6	1,311	11	4,277	5	2,966
Franchised	6	2,434	2	855	(4)	(1,579)
	16	5,041	15	5,585	(1)	544

Timeshare	40	4,272	34	3,740	(6)	(532)

Total
Owned	69	35,771	60	29,647	(9)	(6,124)
Leased	207	47,277	203	46,663	(4)	(614)
Joint Venture	59	19,259	53	17,232	(6)	(2,027)
Managed	326	86,046	343	97,536	17	11,490
Franchised	2,083	284,157	2,242	306,660	159	22,503
Timeshare	40	4,272	34	3,740	(6)	(532)
TOTAL PROPERTIES	2,784	476,782	2,935	501,478	151	24,696

(1)             Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005.

HILTON HOTELS CORPORATION
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to EBITDA and Net Income
Historical Data
($ in millions)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2005	2006	% Change	2005	2006	% Change

Adjusted EBITDA	$273	$485	78%	$1,140	$1,742	53%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(9)	(8)	(11)	(31)	(31)	—
Impairment loss and related costs	—	—	—	(7)	—	—
Operating interest and dividend income	(2)	(2)	—	(8)	(7)	(13)
Operating income of non-controlled interests	2	3	50	10	11	10
Net gain on foreign currency transactions	—	14	—	—	24	—
Net gain on asset dispositions and other	27	36	33	103	72	(30)
Loss from non-operating affiliates	(4)	(4)	—	(17)	(16)	(6)
Minority and non-controlled interests, net	(1)	(3)	—	(12)	(7)	(42)
EBITDA	286	521	82	1,178	1,788	52
Depreciation and amortization	(71)	(120)	69	(299)	(441)	47
Interest expense, net	(52)	(133)	156	(253)	(516)	104
Provision for income taxes	(58)	(61)	5	(166)	(259)	56
Net income	$105	$207	97%	$460	$572	24%

Reconciliation of Adjusted EBITDA to EBITDA and Net Income
Future Performance - Full Year 2007 Outlook
($ in millions, except per share amounts)

	Estimated	Estimated
	Full Year 2007	Full Year 2007
	Low End	High End

Adjusted EBITDA	$1,790	$1,850
Proportionate share of depreciation and amortization of unconsolidated affiliates	(31)	(31)
Operating interest and dividend income	(4)	(4)
Operating income of non-controlled interests	11	11
Loss from non-operating affiliates	(16)	(16)
Minority and non-controlled interests, net	(6)	(6)
EBITDA	1,744	1,804
Depreciation and amortization	(500)	(500)
Interest expense, net	(502)	(500)
Provision for income taxes	(242)	(264)
Net income	$500	$540

Diluted EPS	$1.20	$1.30

HILTON HOTELS CORPORATION
Supplemental Financial Information (Unaudited)
Pro Forma Revenue and Expenses
($ in millions)

Owned Hotels

	Three Months Ended		% or		Twelve Months Ended		% or
	December 31,		basis point		December 31,		basis point
	2005	2006	Change		2005	2006	Change
Revenue
Reported	$490	$683			$2,049	$2,521
Less sold hotels and non-comparable	(71)	(83)			(491)	(397)
Less HI comparable, as reported	—	(136)			—	(449)
Pro Forma Comparable Owned - North America	419	464	11%		1,558	1,675	8%
Plus HI International, net (1)	124	136	10%		475	511	8%
Pro Forma Comparable Owned - Worldwide	$543	$600	10%		$2,033	$2,186	8%
Expenses
Reported	$342	$459			$1,459	$1,780
Less sold hotels and non-comparable	(59)	(50)			(361)	(267)
Less HI comparable, as reported	—	(100)			—	(333)
Pro Forma Comparable Owned - North America	283	309	9%		1,098	1,180	7%
Plus HI International, net (1)	92	100	9%		360	384	7%
Pro Forma Comparable Owned - Worldwide	$375	$409	9%		$1,458	$1,564	7%
Margins
Pro Forma Comparable Owned - North America	32.5%	33.4%	90	bps	29.5%	29.6%	10	bps
Pro Forma Comparable Owned - International	25.8%	26.5%	70	bps	24.2%	24.9%	70	bps
Pro Forma Comparable Owned - Worldwide	30.9%	31.8%	90	bps	28.3%	28.5%	20	bps

Leased Hotels

	Three Months Ended		% or		Twelve Months Ended		% or
	December 31,		basis point		December 31,		basis point
	2005	2006	Change		2005	2006	Change
Revenue
Reported	$24	$731			$111	$2,347
Less sold hotels and non-comparable	(2)	(37)			(16)	(121)
Less HI comparable, as reported	—	(669)			—	(2,122)
Plus HI, net (1)	587	669	14%		2,276	2,423	6%
Pro Forma Comparable Leased - Worldwide	$609	$694	14%		$2,371	$2,527	7%
Expenses
Reported	$22	$605			$99	$1,985
Less sold hotels and non-comparable	(2)	(29)			(16)	(102)
Less HI comparable, as reported	—	(553)			—	(1,794)
Plus HI, net (1)	496	553	11%		1,974	2,072	5%
Pro Forma Comparable Leased - Worldwide	$516	$576	12%		$2,057	$2,161	5%
Margins
Pro Forma Comparable Leased - Worldwide	15.3%	17.0%	170	bps	13.2%	14.5%	130	bps

Management and Franchise Fees

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2005	2006	Change	2005	2006	Change
Reported	$114	$182		$452	$684
Less HI reported	—	(42)		—	(109)
Plus HI	28	42	50%	94	123	31%
Pro Forma - Worldwide	$142	$182	28%	$546	$698	28%

(1)             Pro forma for the entities acquired with Hilton International as if they had been acquired on January 1, 2005.  Excludes non-comparable hotels.

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors.  The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors.  Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA, however, we adjust for these items and refer to this measure as Adjusted EBITDA.  We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting.  We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making.  Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management.  Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions.  Adjusted EBITDA is also widely used by management in the annual budget process.  Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.  Adjusted EBITDA reflects EBITDA adjusted for the following items:

                Gains and Losses on Asset Dispositions and Non-Recurring Items

                                                We exclude from Adjusted EBITDA the effect of gains and losses on asset dispositions and non-recurring items, such as asset write-downs and impairment losses. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period.  The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

                Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

                                                Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates.  We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

                Operating Interest and Dividend Income

                                                Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA.  We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

                Non-Controlled Interest

                                                We exclude from Adjusted EBITDA the operating income, net interest expense, tax provision and non-controlled interest reported on our income statement to the extent we have no ownership interest.  These exclusions are shown in their respective lines on the Reconciliation of Adjusted EBITDA to EBITDA and Net Income.

                Minority Interest, Net

                                                We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations.   Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.